Exhibit 10.1

Employment Agreement

This Employment Agreement (this “Agreement”), entered into as of November 21, 2024, is made by and between Lindblad Expeditions Holdings, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and Natalya Leahy (“Executive”) (collectively Executive and the Company are referred to herein as the “Parties”).

RECITALS

A.         It is the desire of the Company to assure itself of the services of Executive commencing as of the Effective Date (as defined below) and thereafter by entering into this Agreement.

B.         Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.         Employment.

(a)          General. Effective as of January 1, 2025 (the “Effective Date”), the Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)         Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date, and ending on the fifth (5th) anniversary thereof, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either Party gives written notice of non-renewal to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c)          Position and Duties. Executive shall serve as the Chief Executive Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Board of Directors of the Company or an authorized committee thereof (in any case, the “Board”) consistent with Executive’s position as Chief Executive Officer of the Company. Executive shall report directly to the Board. Executive shall initially be permitted to work out of the Company’s offices in Seattle, Washington; provided, however, that Executive will relocate to the greater New York City area to work out of the Company’s offices in New York City no later than September 1, 2025. Beginning as of the Effective Date, despite Executive’s temporary Seattle work location, Executive will travel to, and, from time to time will be required to work out of, other Company offices (including the Company’s offices in New York City) and may be required to travel to other locations throughout the country or abroad for business purposes. Such travel to and any extended stays at such locations shall be on a reasonable basis as necessary to fulfill Executive’s duties and responsibilities hereunder. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its subsidiaries) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in charitable, religious, civic, community, industry or trade organizations or associations, (iii) serve on the board of directors of not-for-profit or tax-exempt organizations, and (iv) serve on the board of directors of Manson Construction Co., in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply in all material respects with the rules and policies of the Company as adopted by the Company from time to time, in each case, as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.          Compensation and Related Matters.

(a)          Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $600,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and its subsidiaries and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be increased but not decreased) annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and, provided Executive has shown excellent performance during the year, that such review shall take into consideration increases to address cost of living increases and inflation (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).

(b)          Annual Bonus. Beginning in 2025, Executive will be eligible to participate in an annual incentive program established by the Board or the Compensation Committee. Executive’s annual bonus compensation under such incentive program (the “Annual Bonus”) shall be initially targeted at a cash amount of 75% of her Annual Base Salary (the “Target Bonus”), with the expectation that for years during the Term other than 2025, the Annual Bonus will scale upward and downward based on the level of attainment of individual and Company performance metrics to be approved annually by the Board or the Compensation Committee. The payment of any Annual Bonus pursuant to the incentive program shall be subject to all applicable performance determinations as may be made annually by the Board or the Compensation Committee in good faith, and Executive’s continued employment with the Company through the date of payment. The Annual Bonus, if any, shall be paid to Executive no later than seventy-five (75) days following the end of the calendar year to which the Annual Bonus relates. Notwithstanding anything herein to the contrary, subject to Executive’s continued employment through the payment date, the Annual Bonus for 2025 shall be no less than 75% of her Annual Base Salary.

(c)          Equity Compensation.

(i)          On or as soon as reasonably practicable following the Effective Date, Executive will be granted the following awards, in each case, pursuant to the 2021 Long-Term Incentive Plan (the “LTIP”) and a separate restricted stock unit agreement that will be entered into with Executive:

(A)         85,811 restricted stock units (“RSUs”) that will vest in three substantially equal installments following the Effective Date in March 2025, March 2026 and March 2027, subject to continued employment on the applicable vesting date and the terms of the applicable RSU agreement (the “Replacement RSUs”);

(B)         100,000 RSUs that will vest in four substantially equal installments following the Effective Date in March 2026, March 2027, March 2028 and March 2029, subject to continued employment on the applicable vesting date and the terms of the applicable RSU agreement (the “Signing RSUs” and together with the Replacement RSUs, the “Special RSUs”));

(C)         50,000 RSUs that will vest if the closing price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as reported on the NASDAQ equals or exceeds $15.00 per share for any twenty (20) consecutive days during the five (5)-year period following the date of grant, subject to employment on the applicable vesting date and the terms of the applicable RSU agreement (the “Performance RSUs”); provided, that, the Performance RSUs will expire on the fifth (5th) anniversary of the date of grant if unearned as of such date;

(D)         50,000 RSUs that will vest if the closing price of the Common Stock as reported on the NASDAQ equals or exceeds $20.00 per share for any twenty (20) consecutive days during the five (5)-year period following the date of grant, subject to employment on the applicable vesting date and the terms of the applicable RSU agreement (the “Second Performance RSUs”); provided, that, the Second Performance RSUs will expire on the fifth (5th) anniversary of the date of grant if unearned as of such date; and

(E)         15,000 RSUs that will vest if the closing price of the Company’s common stock as reported on the NASDAQ equals or exceeds $25.00 per share for any twenty (20) consecutive days during the five (5)-year period following the date of grant, subject to employment on the applicable vesting date and the terms of the applicable RSU agreement (the “Third Performance RSUs” and together with the Performance RSUs, the Second Performance RSUs and the Special RSUs, the “One-Time Awards”); provided, that, the Third Performance RSUs will expire on the fifth (5th) anniversary of the date of grant if unearned as of such date.

The One-Time Awards will provide for settlement thereof promptly following vesting and will be intended to qualify as a “short term deferral” of compensation pursuant to Treasury Regulation Section 1.409A-1(b)(4). For the avoidance of doubt, with respect to the One-Time Awards, in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the RSU agreement covering such Replacement RSUs, Signing RSUs, Performance RSUs, Second Performance RSUs or Third Performance RSUs, as applicable, the terms of this Agreement shall control.

(iii)         In addition to the One-Time Awards, during the Term, Executive will be eligible to participate in and receive additional awards under any of the Company’s equity incentive award plans and programs as in effect from time to time, with any new equity incentive grants made in the sole discretion of the Board or Compensation Committee and with the expectation that Executive will receive an annual equity incentive grant under such equity incentive award plans or programs of the Company. The grant date fair value of Executive’s annual equity incentive grant shall be initially targeted at 100% of her Annual Base Salary, with 40% of the annual award granted in the form of time vesting RSUs and 60% of the award granted in the form of performance share units, in each case, having the same general terms and conditions as apply to grants made to other senior Company executives, it being understood that all equity incentive grants are made in the sole discretion of the Board or Compensation Committee and may vary year-to-year based on benchmarking, performance or other considerations as may be determined by the Board or Compensation Committee in its discretion.

(d)          Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements (including perquisite and fringe benefit arrangements) maintained for executives of the Company (including standard health and welfare benefits and a 401(k)

plan), consistent with the terms thereof, and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement. During the Term, Executive shall be entitled to at least four (4) weeks paid vacation per year in accordance with the Company’s Policies.

(e)          Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company, including, subject to reasonable limitations to be agreed between Executive and the Board and until Executive relocates her principal residence to the New York City area during the summer of 2025, reasonable travel and living expenses incurred by Executive when working from the Company’s offices in New York City, in accordance with the Company’s expense reimbursement Policy and in compliance with Section 12(m).

(f)          Key Person Insurance. At any time during the Term, the Company and its subsidiaries shall have the right to insure the life of Executive for the Company’s and its subsidiaries’ sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation in connection with assisting the Company to obtain such insurance policy (including by executing any required document), and shall have no interest in any such policy.

(g)          Attorneys’ Fees. The Company shall reimburse Executive, promptly upon presentation of appropriate supporting documentation, for up to $15,000 of attorneys’ fees incurred by Executive in connection with the negotiation and documentation of Executive’s employment arrangements with the Company, including this Agreement.

(h)          Relocation Benefits. The Company shall pay Executive a one-time lump-sum payment of $75,000 in May of 2025 for reimbursement of relocation expenses incurred by Executive in connection with her relocation from Seattle, Washington to the greater New York City area during the summer of 2025. In the event that Executive does not relocate to the greater New York City area by September 1, 2025, the Company may require Executive to promptly repay such amount to the Company.

(i)          Retention Award. The Company shall grant Executive a one-time cash retention award of $1,125,000, less applicable taxes and withholdings, on February 7, 2025, subject to Executive’s employment on such date. If Executive ceases to serve as the Chief Executive Officer of the Company (A) due to her resignation without Good Reason prior to December 31, 2026, the Retention Award shall be promptly repaid by Executive to the Company or (B) her termination by the Company for Cause prior to December 31, 2025, then, in each case, the full Retention Award shall be promptly repaid by Executive to the Company.

3.          Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)          Circumstances.

(i)          Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)          Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)          Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)         Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v)          Resignation from the Company without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than for Good Reason (as defined below) or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(vi)         Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason (as defined below).

(b)          Notice of Termination. Any termination of Executive’s employment by the Company under this Section 3 shall be communicated by a written notice to Executive (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, except in the case of a termination pursuant to Section 3(a)(iii), shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”). Any termination of Executive’s employment by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a Notice of Termination specifying a Date of Termination at least ninety (90) days following the date of such Notice of Termination. Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, instruct Executive to remain off the Company’s premises and perform no Company functions from the date of such Notice of Termination through the Date of Termination, but only to the extent that the Company pays Executive full compensation and benefits during such period. The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(c)          Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(e); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA), as specifically provided herein, or in a separate written agreement governing any of Executive’s equity-related compensation, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) and Section 4, as applicable.

(d)          Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries.

4.          Severance Payments.

(a)          Termination for Cause or Resignation from the Company without Good Reason. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause or pursuant to Section 3(a)(v) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)         Termination due to Death or Disability. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), then subject to Executive signing on or before the twenty-first (21st) day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”) (provided that no Release shall be required in the event of Executive’s death), and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c):

(i)         a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of any Annual Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, based on the Company’s actual performance (except as applicable for 2025 pursuant to Section 2(b)) and paid as soon as practicable after the determination of the Company’s performance for such year, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; and

(ii)         any Annual Bonus earned for a previously completed year, paid at the same time annual bonuses are generally paid to the Company’s executives (but irrespective of any continued service requirement).

(c)         Termination without Cause or Resignation from the Company for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company for Good Reason, then, subject to Executive signing on or before the twenty-first (21st) day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, the Release, and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c):

(i)         an amount in cash equal to 1.0 times Annual Base Salary, payable in the form of salary continuation in regular installments over the 12-month period following the Date of Termination (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(ii)         any Annual Bonus earned for a previously completed year, paid at the same time annual bonuses are generally paid to the Company’s executives (but irrespective of any continued service requirement);

(iii)         notwithstanding anything set forth in the LTIP or any applicable restricted stock unit agreement to the contrary, all unvested Replacement RSUs will vest effective immediately prior to the Date of Termination; and

(vi)         if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA for Executive and Executive’s covered dependents, if any, then the Company shall reimburse Executive for the amount by which the premiums paid to effectuate such coverage during the COBRA Continuation Period exceeds the amount of the employee contribution that active employees of the Company pay for the same or similar coverage under such group medical, dental or vision plans during the same period, less applicable taxes and withholdings. Notwithstanding the foregoing, if the Company determines that it cannot provide the COBRA benefit required by the foregoing subclause (ii) without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a monthly payment in an after-tax amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage. For purposes of this Section 4(c)(iii), “COBRA Continuation Period” means the period commencing on the Date of Termination and ending at the earlier of (x) the end of the Severance Period and (y) the time at which Executive becomes covered under a group health plan sponsored by another employer (and Executive shall promptly notify the Company in the event that such Executive becomes so covered).

(d)         Change in Control. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv) or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company for Good Reason, in either case, (x) within one year following the date of a Change in Control or (y) while the Company is party to a definitive agreement that contemplates transactions the consummation of which would result in a Change in Control, then, subject to Executive signing on or before the 21st day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, the Release, and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following in lieu of the severance payments and benefits set forth in Section 4(c):

(i)         an amount in cash equal to 1.5 times the sum of (A) Annual Base Salary (at the highest level in effect during the Term) plus (B) the Target Bonus, payable in the form of salary continuation in regular installments over the 18- month period following the Date of Termination (the “CIC Severance Period”) in accordance with the Company’s normal payroll practices;

(ii)         any Annual Bonus earned for a previously completed year, paid at the same time annual bonuses are generally paid to the Company’s executives (but irrespective of any continued service requirement);

(iii)         notwithstanding anything set forth in the LTIP or any applicable restricted stock unit agreement to the contrary, all unvested Replacement RSUs will vest effective immediately prior to the Date of Termination; and

(iii)         if Executive timely elects continued medical, dental or vision coverage under one or more of the Company’s group medical, dental or vision plans pursuant to COBRA for Executive and Executive’s covered dependents, if any, then the Company shall reimburse Executive for the amount by which the premiums paid to effectuate such coverage during the CIC

COBRA Continuation Period exceeds the amount of the employee contribution that active employees of the Company pay for the same or similar coverage under such group medical, dental or vision plans during the same period, less applicable taxes and withholdings. Notwithstanding the foregoing, if the Company determines that it cannot provide the COBRA benefit required by the foregoing subclause (ii) without potentially violating applicable law (including Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to Executive a monthly payment in an after-tax amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ group health coverage in effect on the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage. For purposes of this Section 4(d)(iii), “CIC COBRA Continuation Period” means the period commencing on the Date of Termination and ending at the earlier of (x) the end of the CIC Severance Period and (y) the time at which Executive becomes covered under a group health plan sponsored by another employer (and Executive shall promptly notify the Company in the event that such Executive becomes so covered).

(e)         Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 10 and Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.          Parachute Payments.

(a)          It is the objective of this Agreement to maximize Executive’s net after-tax benefit if any of the payments or benefits provided or to be provided by the Company to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”), and would, but for this Section 5, be subject to excise tax under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Section 4 hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the Excise Tax, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)          The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

(c)          All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6.          Competition; Non-disparagement. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree, subject to the Company’s timely compliance with its payment obligations hereunder to Executive, to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)          Executive shall not, at any time during the Competition Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with any portion of the Business (as defined below) anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)          Except in furtherance of her duties hereunder during the Term, Executive shall not, at any time during the Solicitation Restriction Period, directly or indirectly, (i) solicit any customers, clients or suppliers of the Company where such solicitation could reasonably be expected to cause such customer, client or supplier of the Company to terminate, reduce the scope of or otherwise negatively change its, her or her relationship with the Company or (ii) solicit, with respect to hiring, any employee or independent contractor of the Company or any person employed or engaged by the Company at any time during the 12-month period immediately preceding the Date of Termination; provided, that a solicitation pursuant to general recruitment advertising that is not directed at the employees or exclusive consultants of the Company shall not be deemed to be a breach of this provision.

(c)          In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)          As used in this Section 6, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business is conducted as of the Effective Date or may be expanded or altered by the Company during the Term, in any case that represents more than 10% of the Company’s gross annual revenues, and shall include any type of marine-based expeditions; (iii) the term “Competition Restriction Period” shall mean the period beginning on the Effective Date and ending on the date twelve (12) months following the Date of Termination; and (iv) the term “Solicitation Restriction Period” shall mean the period beginning on the Effective Date and ending on the date twenty-four (24) months following the Date of Termination.

(e)          Executive shall not, during the Term and thereafter, Disparage (as defined below) the Company or its affiliates. The Company shall direct the members of the Board and its officers to not Disparage Executive during the Term and thereafter. Nothing in this paragraph shall preclude either party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce their respective rights under this Agreement. For purposes of this Agreement, “Disparage” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the entity being disparaged.

7.          Nondisclosure of Proprietary Information.

(a)          Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) or (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing,

Confidential Information shall not include any information that (i) has been published in a form generally available to the public; (ii) is or was obtainable by a reasonably diligent businessperson from trade publications or other readily available and public sources of information; (iii) is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party known by Executive to be breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)          Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes, provided that Executive may retain her compensation-related information, personal journal and rolodex, address book, appointment book, calendar and/or contact list.

(c)          Notwithstanding Section 7(a), Executive may respond to a lawful and valid subpoena or other legal process but, to extent permitted by law, shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s sole expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)          As used in this Section 7 and Section 8, the term “Company” shall include the Company and its direct and indirect subsidiaries.

(e)          Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

8.          Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during Executive’s period of service with the Company or its subsidiaries or its or their predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and in all instances at the Company’s sole expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.          Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 could cause irreparable damage to Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

10.          Assignment and Successors.

None of the Company’s rights or obligations may be assigned or transferred by the Company, except that the Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.          Certain Definitions.

(a)          Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon Executive’s:

(i)         willful misconduct and mismanagement by Executive that is materially injurious to the Company;

(ii)          refusal in any material respect to carry out or comply with any lawful and reasonable directive of the Board consistent with the terms of this Agreement and Executive’s position as Chief Executive Officer;

(iii)         conviction, plea of no contest, or plea of nolo contendere for any felony;

(iv)         unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its subsidiaries’) premises while performing Executive’s duties and responsibilities under this Agreement;

(v)          commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to the Company or any of its affiliates;

(vi)         material violation of any provision of this Agreement or a material Policy; or

(vii)          willful or prolonged, and unexcused, absence from work (other than by reason of Executive’s disability due to physical or mental illness).

For purposes of this definition, an action or inaction is only “willful” if it is done or omitted by Executive without a good faith belief that such action or inaction is in the best interests of the Company.

Notwithstanding the foregoing, no termination for Cause will have occurred unless and until the Company has: (a) provided Executive, within thirty (30) days of the Company first becoming aware of the facts or circumstances constituting Cause, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within thirty (30) days after the receipt of such notice. Any termination for Cause must occur within ninety (90) days of the Company first becoming aware of the facts or circumstances constituting Cause.

(b)          Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi), the date indicated in the Notice of Termination.

(c)          Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees and covering Executive, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time no such long-term disability plan is in effect, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a reasonable medical examination at the Company’s sole expense for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(d)          Good Reason. Executive’s resignation will be for “Good Reason” if Executive resigns following the occurrence of any of the following events: (i) a material decrease in Executive’s Annual Base Salary or Target Bonus opportunity; (ii) a material diminution in Executive’s title, authority, duties or responsibilities; (iii) after the Executive relocates her principal residence to the greater New York City area, a relocation of the location at which Executive is required primarily to perform her services for the Company outside of the greater New York City area; (iv) a requirement that Executive report to any one other than directly to the Board; or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has:  (a) provided the Company, within ninety (90) days of Executive’s first knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

12.          Miscellaneous Provisions.

(a)          Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in the Borough of Manhattan within the City of New York, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

(b)          Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)          Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)          If to the Company, the General Counsel at its headquarters,

and copies to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan and Adam Kestenbaum

Emails: Paul.Sheridan@lw.com and Adam.Kestenbaum@lw.com

(ii)          If to Executive, at the last address that the Company has in its personnel records for Executive with a copy (which copy shall be considered notice under this Agreement) to:

Willkie Farr & Gallagher LLP

333 Bush Street

San Francisco, CA 94104

Attention: Scott D. Thompson

Email: sthompson@willkie.com

(iii)          At any other address as any Party shall have specified by notice in writing to the other Party.

(d)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or email shall be deemed effective for all purposes.

(e)          Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)          Certain Indemnity Rights; D&O Coverage. During and after the Term, and thereafter, with respect to matters which arose during the Term, the Company shall (i) provide Executive with directors’ and officers’ liability insurance coverage at least as favorable as that applicable to any then-current executive officer or director of the Company, and (ii) indemnify Executive and her legal representatives to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or her legal representatives in connection with any suit, action or proceeding to which Executive or her legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company or any of its subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company or any of its subsidiaries.

(g)          Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)          No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)          Construction. This Agreement shall be deemed drafted equally by both Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (c) “includes” and “including” are each “without limitation”; (d) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)          Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York, New York. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) the Company will pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(k)          Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that the economic benefit to any Party is not diminished by such replacement.

(l)          Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold.

(m)          Section 409A.

(i)          General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)          Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)         Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A delay period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)         Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (C) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)         Installments. Executive’s right to receive any installment payments under this Agreement, including any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax, interest or penalties pursuant to Section 409A.

13.         Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:          /s/ Mark Ein

Name:

Title: Chairman

EXECUTIVE

By:         /s/ Natalya Leahy

Natalya Leahy

EXHIBIT A

Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is made by and between Natalya Leahy (“Executive”) and Lindblad Expeditions Holdings, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of November 21, 2024 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees, as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates, but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of vested equity securities, (ii) Executive’s right to indemnification or directors’ and officers’ liability insurance pursuant to contract or applicable law or, (iii) Executive’s rights under this Agreement or under the Employment Agreement that expressly survive by its terms ((i) through (iii), collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 4 of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.         Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments described in Section 4 of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.         Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on her own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)         any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;

(b)         except as provided in the Employment Agreement, any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)         any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)         any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(e)         any and all claims for violation of the federal or any state constitution; and

(f)          any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4 of the Employment Agreement or any rights you may have in your capacity as an equityholder in the Company.

3.         Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Chief Executive Officer or General Counsel of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.         Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.         No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.         Governing Law; Notice; Counterparts; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 12(a), (c), (d) and (j) of the Employment Agreement.

7.         Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the Effective Date shall be the date on which Executive signs this Agreement.

8.         Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees to the extent set forth in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: _____________	EXECUTIVE
Natalya Leahy

COMPANY
Dated:	By: Name: Title: